SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Diagnostic Products Corporation

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This filing consists of a press release issued by the Company on June 7, 2006.

CONTACT:	James L. Brill
Chief Financial Officer
(310) 645-8200
For Immediate Release
Diagnostic Products Corporation Announces Record Date and Shareholder Meeting Date
     LOS ANGELES, CA—(BUSINESS WIRE)—June 7, 2006. Diagnostic Products Corporation (NYSE:DP) announced today that it has established a record date for a special meeting of its shareholders to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of April 26, 2006, by and among Siemens Medical Solutions USA, Inc., Dresden Acquisition Corporation (a wholly owned subsidiary of Siemens Medical Solutions USA) and DPC. DPC shareholders of record at the close of business on Monday, June 19, 2006 will be entitled to notice of, and to vote at, the special meeting, which will be held at 10:00 a.m. local time on Thursday, July 27, 2006 at 5210 Pacific Concourse Drive, Los Angeles, California.
     A definitive proxy statement containing information about the special meeting and the proposed merger will be filed with the Securities and Exchange Commission and a copy of the definitive proxy statement, along with other voting materials and instructions, will be mailed to each shareholder of record as of the record date. Shareholders are encouraged to read the definitive proxy statement when it becomes available as it contains important information about the transaction.
     About Diagnostic Products Corporation
     Diagnostic Products Corporation, founded in 1971, is a leader in the global in vitro diagnostics market. DPC’s product offering includes the widely accepted IMMULITE® series of immunoassay systems, more than 75 immunoassays and an expanding menu of essential specific allergens and allergy panels that are run just like other immunoassays. DPC also designs and manufactures automated laboratory instrumentation and automation solutions that provide fast, accurate results while enabling its customers to do “more with less” in a leaner laboratory. DPC addresses the clinical chemistry and laboratory automation needs of its customers through partnerships with manufacturers of chemistry systems and reagents. DPC’s combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. In fiscal 2005 (December 31), DPC reported sales of $481 million and operating income of $96 million. Additional information can be found at DPC’s website at www.dpcweb.com.
     DPC has filed a preliminary proxy statement and will file a definitive proxy statement and other documents regarding the proposed merger described in this communication with the Securities and Exchange Commission. Shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information about the transaction. A copy of the definitive proxy statement, along with other voting materials and instructions, will be mailed to each shareholder of record as of the record date. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by DPC with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to DPC, 5210 Pacific Concourse Drive, Los Angeles, California 90045, attention: Investor Relations (telephone 310-645-8200).
     DPC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DPC in connection with the merger. Information about DPC and its directors and executive officers can be found in DPC’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons in the proposed merger may be obtained by reading the proxy statement when it becomes available. Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to DPC’s Chinese affiliate; the rate of customer demand for DPC’s products; DPC’s ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in DPC’s SEC reports and filings.

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